EXHIBIT 10.1

TULCO RESOURCES, LTD. / SEAFARER EXPLORATIONS, INC.
CONTRACT

This contract, made and entered into this _____ day of February, 2007 (the “Contract Date”), in Jupiter, Florida by and between Tulco Resources, Ltd., a Florida Limited Partnership, hereafter referred to as “TULCO,” and Seafarer Explorations, Inc., hereafter referred to as “SEAFARER” and collectively hereafter referred to as the “PARTIES.”

In consideration of the mutual promises contained herein and certain other good and valuable consideration, the receipt of which is hereby acknowledged, the PARTIES hereto agree as follows:

1.	The PARTIES hereto acknowledge that TULCO has exclusive rights and license to salvage an old shipwreck within the territorial limits of Florida in the vicinity of Juno Beach, Florida (the “Site”).

2.	Artifact Recovery and Conservation Program (the “Program”).

(a)
TULCO desires to have an artifact recovery and conservation program (“Program”) completed on the Site and SEAFARER agrees, for the purpose of paying for the artifact conservation program, to put $5,000 down to secure the Florida permit with the remainder of $15,000 to be paid before any work can start. This contract is subject to full funding of the $20,000. Such program and laboratory shall be operated as a joint venture between the PARTIES during the contract period. The PARTIES understand that as more shipwreck items are recovered, conservation costs will escalate.

(b)
TULCO then agrees to grant to SEAFARER the exclusive right to explore, locate, identify, and salvage old shipwreck remains in the area referenced in TULCO's Florida permit. The right is granted for the initial period February ___, 2007 through February ___, 2008. SEAFARER must maintain a good, friendly, and honest working relationship with TULCO and must mutually cooperate with the project manager and field Archaeologist.

(c)
TULCO grants to SEAFARER the exclusive right, title, and interest throughout the world to exploit the Program in any media now known or hereafter developed, including without limitation the right to make motion pictures, sequels, prequels, remakes, videos, audio recordings, live or episodic versions (collectively, the “work”), but not including bound print media (i.e., book). SEAFARER may produce and distribute the work using any media now known or hereafter developed.

3.
The PARTIES agree that all correspondence with the State of Florida concerning the Archaeological Guidelines or any other matters concerning TULCO’s agreements with the State or any department, division or agency of the State of Florida will be handled by TULCO's Managing Partner or consultants and expert archaeologist, Robert F. Marx.

4.
SEAFARER agrees to furnish their own crew and salvage boat and all the equipment necessary to salvage. SEAFARER agrees to pursue this salvage program with diligence and regularity, weather and equipment permitting. SEAFARER will furnish an archaeologist and will pay their own expenses including, but not limited to fuel, food, ground tackle, other electronic equipment, dockage, wages, dive tanks, supplies, etc. When operating in TULCO's area, SEAFARER will display a red identification sign that can be seen from a helicopter. TULCO will supply the sign.

5.
The PARTIES to this contract understand that TULCO's agreement with the State of Florida provides that the State's Division of Historical Resources will have the right to select up to 20% of the total value of recovered artifacts for the State's museum collection.

6.
After the State has selected those artifacts they feel will complement their collection, the division of artifacts to non-state entities will occur. This “remainder” of the artifacts is considered the “100%” for purposes of dividing amongst the PARTIES as further detailed in paragraph 7, below.

7.	Division of Artifacts.

(a)	TULCO and SEAFARER will divide equally (50/50) of any treasure and/or artifacts recovered by SEAFARER.

(b)	SEAFARER will get its share of division at the same time TULCO receives its share.

(c)	TULCO agrees to make no additional agreements that would effect or dilute SEAFARER's share of items recovered by SEAFARER without prior consultation and written approval of SEAFARER.

(d)
TULCO agrees to attempt to expand its permit area in the event that SEAFARER locates anomalies and or treasure and artifacts outside Tu1co's current permit area. TULCO also agrees to file all necessary documentation to do so in a timely and professional manner.

8.
TULCO agrees to sell to SEAFARER, for $10,000.00 paid annually prior to artifact recovery season, the right to purchase up to twelve (12) of the outstanding shares of TULCO for $35,000.00 per one share. This right shall expire ten (10) days after $1,000,000.00 worth of artifacts have been recovered, starting at $0.00 as of the Contract Date forward.

9.
SEAFARER hereby accepts responsibility of tagging and listing all artifacts recovered in the ship's daily logs and will provide a copy of the log sheets and tag inventories to a TULCO Representative at the end of each week. TULCO will supply SEAFARER with the artifact tags and forms for the daily log.

10.
TULCO shall indemnify and hold SEAFARER harmless against all claims arising out of past or future business dealings, contracts and transactions between TULCO and any third party unless caused or contributed to by the actions or omissions of SEAFARER.

11.
TULCO may at any time have its agent or divers aboard any of SEAFARER's vessels to observe ongoing operations. The project manager and field archaeologist shall also have free access to any SEAFARER vessel during any time said vessel is on site. When aboard any SEAFARER vessel, TULCO's agents, divers, or archaeologists will sign a liability waiver.

12.
At the end of each week SEAFARER shall turn over copies of the ship's daily log sheets to TULCO. TULCO shall give SEAFARER a signed receipt for all artifacts or items recovered by SEAFARER and turned over to TULCO. TULCO is responsible for all artifact cataloging, storage, cleaning, and conservation. TULCO is responsible for all storage of all artifacts until division with SEAFARER. SEAFARER has the right to participate in, observe, and audit TULCO’s cataloging, storage, conservation, and cleaning of items recovered by SEAFARER.

13.
A Division Committee will be appointed with equal representation of TULCO and SEAFARER and, if necessary, a third party knowledgeable in shipwreck artifacts, agreeable to both TULCO and SEAFARER. Both PARTIES agree to abide by the decisions of the Division Committee.

14.
TULCO agrees to operate in a timely manner in seeking a release from the State of Florida for recovered artifacts and to plan a division with SEAFARER within thirty (30) days of having permission from the State of Florida to do so. SEAFARER may attend the State division and help plan for the division giving advice to TULCO.  SEAFARER acknowledges that such a division with SEAFARER shall be subject to any requirements by the U.S. Federal Court and the State of Florida for an adjudication of title of such coins or artifacts. The PARTIES agree that a division under this contract may be accomplished, but that until any required adjudication of title is accomplished, the divided materials shall be placed in escrow pending such adjudication. TULCO agrees to promptly seek such adjudication of title as may be required.

15.	Indemnification.

(a)
SEAFARER agrees to indemnify and hold TULCO harmless against all claims of injury, negligence, death, liabilities, damage, acts, and accidents during the performance of the agreement caused by acts or omissions of SEAFARER or its agents, employees and subcontractors (other than TULCO). SEAFARER shall maintain at least $200,000 of liability insurance coverage against claims and liabilities arising out of or because of acts or omissions of SEAFARER in the performance of work called for in this contract and to provide for all coverage as required under State agreement. SEAFARER will supply TULCO with a copy of the insurance policy.

(b)
Likewise, TULCO agrees to indemnify and hold SEAFARER harmless against all claims of injury, negligence, death, liabilities, damage, acts, and accidents during the performance of the agreement caused by acts or omissions of TULCO, its agents, employees and subcontractors (other than SEAFARER). SEAFARER agrees that TULCO is not responsible for any SEAFARER’s vessels.

16.	SEAFARER agrees to abide by Archaeological Guidelines established by the State of Florida when it comes to employing and utilizing their archaeologist.

(a)
The archaeologist in charge or his assistant meeting the qualifications specified in paragraph 2 of the State of Florida Archaeological Guidelines shall be at the site at all times that work is being conducted.

(b)	Artifacts will be recovered only when qualified archaeological staff is directly involved.

17.
In the event that there is litigation or arbitration to determine a dispute under this agreement then the prevailing party shall recover attorneys' fees necessary to enforce the provisions of the Agreement. Any dispute arising under, or out of any breach of this agreement shall be decided by arbitration between the PARTIES, in accordance with the arbitration procedures set forth by the American Arbitration Association. SEAFARER is acting as an independent contractor.

18.	The PARTIES hereto agree that in construing the terms of this contract, it shall be construed as if prepared by an independent third party.

19.
This agreement between the PARTIES hereto may not be canceled, modified, or otherwise disturbed unless said cancellation, modification, or disturbance is in writing, signed by both PARTIES except as provided for in paragraph 21, below. There are no oral agreements or understandings.

20.
The exploration rights set forth in paragraph 2, above, end on February ____, 2008, unless SEAFARER is productively recovering artifacts (subject to Force Majeure exceptions as defined below), if so, SEAFARER shall receive an automatic one year renewal under the same terms of this agreement. Either party may terminate SEAFARER's exploration rights prior to the expiration date upon 30 days written notice to the other party, if such other party becomes unwilling or unable to perform its obligations hereunder (subject to Force Majeure exceptions as defined below). Termination of SEAFARER's exploration rights prior to the expiration date shall have no effect upon SEAFARER’S entitlement hereunder to artifacts recovered prior to such termination. However, in the event TULCO has any claim for indemnification against SEAFARER, some may be asserted by way of set off.

21.
In the event of Force Majeure, the party being delayed shall inform the other party as soon as possible and shall specify the nature of the Force Majeure as well as the estimated duration thereof. Force Majeure shall be understood to mean and include damage and delay caused by acts of God, acts or regulations or decrees of any Government (de facto or de jure), criminal acts, natural phenomena, such as earthquakes and floods, or other causes, whether similar or dissimilar to those enumerated above, unforeseeable and beyond control of the PARTIES and which prevent the total or partial carrying out of any obligation under this agreement.

22.	SEAFARER agrees to abide by the laws of the State of Florida and of the United States.

23.
The provisions and duties set forth in paragraphs one (1) through twenty-two (22) call for performance thereof by TULCO and SEAFARER in their respective capacities. Further, both TULCO and SEAFARER will use their best efforts to accomplish the purposes contained in this contract in a timely manner, that they will implement and follow the guidelines and archaeological procedures called for in the Agreement with the State of Florida. Any departure from the State's Archaeological Guidelines shall be grounds for termination of SEAFARER’s contract rights, any provision herein to the contrary notwithstanding.

24.
SEAFARER acknowledges that the performances of their duties under this contract are not assignable and no subcontractor of SEAFARER may perform any duties without prior approval of TULCO and the project manager.

If any term or provision of this agreement is found to be illegal and unenforceable, the remainder of this agreement shall remain in full force and effect and such term or provision shall be deemed stricken.

IN WITNESS WHEREOF, the PARTIES hereto have signed below in agreement.

TULCO RESOURCES, LTD.
DATE	603 E. Commerce Way, #11 Jupiter, FL 33458
WITNESS	JUD LAIRD MANAGING PARTNER
WITNESS

SEAFARER EXPLORATIONS, INC.
DATE

WITNESS

WITNESS

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